EXHIBIT 99.01


             Cellegy Pharmaceuticals and Ventiv Integrated Solutions
                 Announce Agreement to Commercialize Anogesic(R)

      Sales and Marketing Team to Commercialize Anogesic and Other Products


SOUTH SAN FRANCISCO, CA and NEW YORK, NY, August 10, 2001 -- Cellegy Pharmaceuticals, Inc. (Nasdaq: CLGY) and Ventiv Integrated Solutions, a division of Ventiv Health, Inc. (Nasdaq: VTIV) today announced a six-year agreement to commercialize Cellegy's lead product, Anogesic(R)(nitroglycerin ointment), in the United States.

Under the terms of the agreement, Ventiv Integrated Solutions (VIS) will deliver integrated marketing and sales solutions, including marketing strategy development and product management support, pre-launch medical education, analytical support, and non-personal promotion. In addition, Ventiv will recruit and train, and the Companies will jointly manage, a dedicated sales force of approximately 75 reps to launch and support Anogesic. Initial targeted physician specialists will include colorectal and general surgeons, gastroenterologists, obstetricians/gynecologists and selected other specialties. VIS will provide Cellegy with up to $10 million for the commercialization of Anogesic under a funding arrangement covering the first 18 to 24 months of the agreement. VIS will receive a substantial share of product revenues during the early part of the six-year agreement, and a multi-year royalty stream after the promotion period.

Anogesic is under development to treat chronic anal fissures, a painful condition with no approved drug therapy, which often requires surgery. The product has significant additional growth potential due to Cellegy's ongoing clinical development program for the treatment of hemorrhoids, a related condition that afflicts over nine million people in the United States. Anogesic may be the first new drug approved for these conditions in over 40 years.

"This partnership is a first step in fulfilling Cellegy's strategy to self-market its products in the United States and is consistent with our long standing commitment to maximize returns to Cellegy's shareholders," said K. Michael Forrest, Cellegy's Chairman and CEO. "We will retain substantial product profitability over the life of the agreement and 100% thereafter, with the opportunity to add other products, such as TostrexTM, at a future date. Ventiv's demonstrated ability to provide marketing support strategies, as well as to quickly and effectively build a dedicated specialty sales infrastructure was critical in our decision to partner with them. We are confident that they will contribute mightily to the success of our marketing effort."

Eran Broshy, Chief Executive Officer of Ventiv Health, Inc., said: "We're very excited to announce our first VIS deal with Cellegy. This innovative alliance combines compelling economics for both parties, Cellegy's novel product, and Ventiv's successful track record of
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providing  comprehensive  marketing and sales  services." Mr. Broshy  continued,
"Emerging pharma companies such as Cellegy are an important and growing market for our VIS offering. We are confident that this agreement represents the first of a portfolio of innovative, tailored solutions that provide commercialization
alternatives  for  biotech  companies  and   pharmaceutical   companies,   while
generating substantially higher operating margins for Ventiv."

About Anogesic

Anogesic is a topical nitroglycerin ointment for the treatment of anal fissures and hemorrhoids. Once administered, nitroglycerin induces relaxation of the internal anal sphincter muscle, relieving pain and promoting healing of anal fissures and, subject to results of on-going clinical trials, providing relief from the symptoms of hemorrhoids. At the present time, chronic anal fissure patients frequently require surgery, which carries a risk of incontinence. The domestic anal fissure and hemorrhoid market for Anogesic has been estimated at up to $1 billion.

About Cellegy Pharmaceuticals

Cellegy Pharmaceuticals is a specialty biopharmaceutical company engaged in the development of prescription drugs and high performance skin care products. In June 2001, Cellegy completed patient enrollment in a confirmatory Phase III clinical trial using Anogesic to treat pain associated with chronic anal fissures and filed an NDA with the U.S. Food and Drug Administration. Cellegy expects to supplement the NDA by year end with the results of its confirmatory trial. The Company is also conducting two clinical trials using Anogesic to treat hemorrhoids.

In addition, Cellegy is developing two unique transdermal testosterone gel products. The first product, TostrexTM, for the treatment of male hypogonadism, a condition that can result in decreased energy and libido in men, is undergoing a Phase III clinical trial in the United States. The second product, TostrelleTM, for the treatment of female sexual dysfunction in postmenopausal women, is nearing completion of an expanded Phase I/II clinical study in the United Kingdom. For more information on Cellegy Pharmaceuticals, please visit www.cellegy.com.

About Ventiv Health

Ventiv Health, Inc. is a leading global provider of comprehensive outsourced marketing and sales solutions for the pharmaceutical and life sciences industries. The Company works in consultative partnership with clients to identify strategic goals and develop customized, integrated solutions to optimize clients' product portfolios. Ventiv Health's market-leading offerings include: consulting, analytics and forecasting; market research and intelligence; strategic and tactical planning; educational and communications programs; brand management; and sales execution.

For almost three decades, Ventiv Health has provided a broad range of innovative strategic and tactical solutions to clients across the United States and Europe, including: Aventis, Bausch & Lomb, Baxter, Bayer, Bristol-Myers Squibb, Eli
Lilly,  Endo  Pharmaceuticals,   GlaxoSmithKline,
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Johnson & Johnson,  Merck,  Novartis,  Pfizer and  Pharmacia.  The  Company  has
approximately 5,000 employees worldwide. For more information on Ventiv Health, visit www.ventiv.com.


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This press release contains  forward-looking  statements.  Such  forward-looking
statements   involve   known  and   unknown   risks   that  may  cause   Cellegy
Pharmaceutical's and/or Ventiv Health's performance to differ materially. For Cellegy Pharmaceuticals, such risks include, without limitation: the timing of completion and the outcome of clinical trials, potential delays in planned regulatory filings, the uncertainty of regulatory approval and the scope of patent coverage. For Ventiv Health, such risks include, without limitation:
changes  in  trends  in  the   pharmaceutical   industry  or  in  pharmaceutical
outsourcing; our ability to compete successfully with other services in the market; our ability to maintain large client contracts or to enter into new contracts; uncertainties related to future incentive payments and revenue share agreements; and, our ability to operate successfully in new lines of business. Readers of this press release are referred to documents filed from time to time by Cellegy Pharmaceuticals, Inc. and Ventiv Health, Inc. and with the Securities and Exchange Commission for further discussion of these and other risk factors.


Contacts:
Cellegy Pharmaceuticals         Ventiv Investors               Ventiv Media
Richard Juelis                  Laura E. Wilker                Lynn Blenkhorn
V.P., Finance & CFO             V.P., Investor Relations       Noonan/Russo
(650) 616-2210                  (212) 768-8000                 (212) 696-4455
rjuelis@cellegy.com             investor@ventiv.com            media@ventiv.com
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